Exhibit 99.1

Hercules Technology Announces Second Quarter 2009 Financial Results and Declares a $0.30 Cash Dividend

Net interest margin increases to a record 14.35%

Commenced application process for second SBA license for a potential of $225 million SBIC program

Announces new commitment for a credit facility of $20 million from Union Bank of California

PALO ALTO, Calif.--(BUSINESS WIRE)--August 6, 2009--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, announced today its financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights

  Revenues of $19.5 million, an increase of 2.4% over revenues of $19.0 million for the comparable period in 2008.
  Record net investment income before taxes during the quarter increased by 18.5% to $11.8 million, compared to $10.0 million in the second quarter of 2008. Net investment income per share was $0.34 for the second quarter of 2009, compared to $0.30 per share in the second quarter of 2008.
  Net interest margin was 14.35% for the second quarter of 2009, compared to 12.35% for the first quarter of 2009.
  Taxable income for the quarter was approximately $10.6 million, or $0.30 per share, excluding approximately $4.2 million, or approximately $0.11 per share, from taxable net realized losses.
  Total investment assets of $452.4 million as of June 30, 2009, compared to $602.1 million as of June 30, 2008. Of our loan portfolio, more than 98% of the debt investments are in senior secured loans.
  Received approximately $75.8 million of principal repayments, including early repayments and working capital line pay downs of approximately $50.7 million.
  Declared sixteenth dividend since inception of $0.30 per share, payable on September 14, 2009, to shareholders of record as of August 14, 2009.

“I am pleased to announce another solid quarter of performance and financial results for Hercules despite the current economic challenges facing the market today. Even in this uncertain, but improving, economy we continue to differentiate ourselves from our competitors and many other specialty finance companies by demonstrating our ability to maintain total investment income while also posting record net investment income of $11.8 million,” said Manuel A. Henriquez, president and CEO of Hercules Technology Growth Capital.

“During the second quarter, we saw encouraging signs emerging from the venture capital marketplace with more than $5.2 billion of new investments; however, we cannot be certain that this signals the turning point for the overall economy and sustained venture investing. As a result, we continue to remain cautious and conservative in our investment and credit management strategies.

“For the last several quarters, we have diligently managed credit quality and increased liquidity. Managing our credit quality has paid off as evidenced by the fact that our loan loss rate is less than 1% of total commitments since inception. We have successfully deleveraged our balance sheet and continue to see solid cash inflows as our portfolio companies themselves deleverage and pay down their debt. We also expect to maintain our previously disclosed ‘slow and steady’ investing approach to ensure that we maintain a quality investment portfolio. We believe that with this strategy, when the economy turns around we will be in a strong position to continue building our investment portfolio, which we anticipate to begin in the fourth quarter 2009.

“Hercules’ continued achievements during the past few quarters are a testament to all of our employees’ unwavering commitment to our success during these challenging times. I am extremely proud of these accomplishments, especially in this uncertain environment, and thankful for the dedication of our employees and support of our shareholders,” concluded Henriquez.

Second Quarter Review and Operating Results

Investment Portfolio

During the quarter, Hercules continued its ‘slow and steady’ investment strategy due to the continuing economic slowdown coupled with our expectations of modest-to-reduced venture capital investment activity during the period. Hercules’ new investment activities were focused on supporting its existing portfolio companies. Hercules entered into new commitments to provide debt financing of approximately $73.8 million for renewals and restructurings to existing portfolio companies and provided funding of approximately $19.6 million to existing portfolio companies.

The fair value of Hercules’ investment portfolio at quarter-end was $452.4 million, representing investments in approximately 100 portfolio companies as compared to $602.1 million at the end of the second quarter of 2008. The fair value of the loan portfolio was approximately $411.7 million compared to a fair value of approximately $545.1 million at the end of the second quarter of 2008. The fair value of the equity portfolio was approximately $25.4 million compared to a fair value of approximately $32.2 million at the end of the second quarter of 2008.

Hercules held warrant positions in 88 portfolio companies, with a fair value of approximately $15.3 million at June 30, 2009, as compared to approximately $24.8 million at June 30, 2008. If exercised, these warrant holdings at June 30, 2009, would require Hercules to invest an approximate additional $52.5 million. However, these warrants may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

During the second quarter, Hercules recognized $20.7 million of net unrealized depreciation from its loans, warrant and equity investments, driven in part by fair value accounting and impairment attributed to uncertainty on obtaining the next round of financing in select venture stage companies. It is anticipated that many of these companies may secure additional new equity financings later in 2009. To the extent that these companies successfully raise more capital, our valuation of these companies may improve. However, there can be no assurance whether or when such an improvement may occur.

As of June 30, 2009, Hercules had unfunded debt commitments of approximately $25.0 million. As these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company did not have any non-binding term sheets outstanding. Non-binding outstanding term sheets are subject to completion of the Company’s due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

The effective yield on our debt portfolio investments during the quarter was a record 16.1%, which is higher than the preceding quarter yield of 15.6% primarily attributed to higher one-time event driven fees from acceleration of unamortized fees and interest coupled with early loan repayments and loan amendment fees. We do not expect to realize similar levels of one-time fees in the future quarters.

Income Statement

In the second quarter, total investment income increased 2.4% year over year to $19.5 million from $19.0 million, despite a decline in investment assets of 25% over the same period, due to higher average yield on the debt portfolio, early debt repayment fees, restructuring charges and default interest on certain debt investments.

Interest expense and loan fees driven by borrowing activities were $2.4 million during the second quarter as compared to $3.5 million in the same quarter of the previous year, attributed primarily to lower outstanding loan balances on our credit facilities and lower cost of financing. Hercules had a weighted average debt balance outstanding during the quarter of approximately $135.8 million and a weighted average cost of debt of 7.2% at June 30, 2009, as compared to approximately $180.9 million and 7.7% respectively, for the same period in 2008. The lower cost of debt is primarily due to the payoff of the Citibank/Deutsche Bank credit facility in March 2009. This facility had an average balance of $97.6 million and a high cost of debt of 8.37% in the second quarter of 2008.

Total operating expenses were also lower, excluding interest expense and loan fees, for the second quarter of 2009 at $5.2 million, as compared to $5.6 million for the second quarter of 2008. The decrease, as compared to the quarter ended June 30, 2008, was primarily attributable to lower expenses for legal, travel and entertainment, and recruiting offset by higher work-out and public company related expenses.

Record net investment income for the second quarter of 2009 was $11.8 million, which represents an increase of 18.5% compared to $10.0 million for the second quarter of 2008. Net investment income on 34.6 million basic shares outstanding was $0.34 per share in the second quarter of 2009, compared to $0.30 per share based on 32.8 million basic shares outstanding in the second quarter of 2008.

The net realized losses of $4.2 million recognized during the second quarter were primarily attributed to net losses on loans, equities and warrants in two portfolio companies. During the quarter we realized gains of approximately $800,000 from the sale of equity holdings and exercising of certain warrants in publicly held securities, helping to offset a portion of the loan losses.

In addition, Hercules also recognized net unrealized depreciation on investments of approximately $20.7 million during the second quarter of 2009. This depreciation consisted of approximately $23.9 million in decrease of loan values and approximately $887,000 in decrease in warrant values offset by an increase of approximately $4.1 million in equity values. This depreciation is primarily attributed to the valuation accounting required under FAS 157 due to funding uncertainty in select companies, credit performance and related market conditions. We anticipate that during the second half of 2009, many of these companies may secure additional new equity financings.

Dividends

Effective in 2009, our Board of Directors adopted a policy to distribute four quarterly distributions in an amount that approximates 90 - 95% of our taxable income. Because of this policy, we anticipate paying an additional or “fifth” dividend in the fourth quarter in order to distribute approximately 98% of our annual taxable income in the year in which it was earned, rather than spilling over significant amounts of our excess taxable income into the following year. This policy is anticipated to be re-evaluated each year and is subject to change pending market conditions.

The Board of Directors has declared a cash dividend of $0.30 per share that will be payable on September 14, 2009, to shareholders of record as of August 14, 2009. This is the Company’s sixteenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to-date to $4.67 per share.

The Company distributed a dividend of $0.30 per share during the second quarter. This distribution was the fifteenth consecutive quarterly dividend paid and brings total distributions to $4.37 per share since its initial public offering in June 2005.

The determination of the tax attributes of the Company's distributions is made annually at of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2008, were paid 100% from earnings and profits. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2009 distributions to shareholders will actually be. The Company’s dividend is paid from taxable income.

Liquidity and Capital Resources

At June 30, 2009, the Company’s net assets were $364.2 million compared to $386.3 million as of March 31, 2009, representing net asset value per share of $10.27 and $10.94, respectively. This decrease in net assets is primarily attributable to the unrealized depreciation recorded on the loan valuations in accordance with FAS 157. We anticipate that during the second half of 2009 that a portion of this unrealized depreciation may be reversed as some of our portfolio companies secure additional new equity financings. To the extent that these companies successfully raise more capital, our valuation of these companies may improve. However, there can be no assurance whether or when such an improvement may occur.

We continue to focus on increasing our liquidity position and strengthening our balance sheet as evidenced by our ending cash balance of $37.4 million in cash and cash equivalents at the end of the second quarter.

Currently, Hercules has a credit facility with Wells Fargo Foothill that provides $50.0 million in initial credit capacity under the facility, and other lenders may be added to the facility to reach the total credit commitment up to $300.0 million. The Company continues to be in discussions with other potential lenders to join the facility; however, there is no guarantee that additional lenders will join. At June 30, 2009, approximately $417,000 was outstanding under the facility and, as of the date of this release, there is no outstanding balance.

In addition, the Company has access to $150.0 million under the SBIC program, contingent upon final SBA approval, of which we have drawn $130.6 million.

Our SBA borrowings are exempt from the 1:1 leverage test imposed on BDCs which would yield a leverage ratio of less than 1.0%. Including the SBA borrowings, the leverage ratio would represent approximately 36.0%. Based on Hercules' existing stockholders' equity and its reliance on the SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million; although there is no assurance that we may be able to do so. This amount assumes the Company is able to expand its existing credit facilities.

Portfolio Asset Quality and Diversification

As of June 30, 2009, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1 $28.7 million or 7.0% of the total portfolio

Grade 2 $211.1 million or 51.3% of the total portfolio

Grade 3 $109.2 million or 26.5% of the total portfolio

Grade 4 $54.3 million or 13.2% of the total portfolio

Grade 5 $8.4 million or 2.0% of the total portfolio

At June 30, 2009, the weighted average loan grade of the portfolio was 2.70 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.43 as of March 31, 2009. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital. The increase in the weighted average loan grade is primarily attributable to the unrealized depreciation recorded on the loan valuations in accordance with FAS 157. We anticipate that during the second half of 2009 some of the unrealized depreciation may be reversed as some of our portfolio companies may secure additional new equity financings.

Hercules’ portfolio diversification as of June 30, 2009, was as follows:

  16.3% in communications and networking companies
  14.1% in software companies
  12.5% in drug discovery companies
  10.9% in information services companies
  6.7% in electronics and computer hardware companies
  6.0% in biotechnology tools companies
  5.6% in consumer and business product companies
  4.9% in specialty pharmaceutical companies
  4.8% in drug delivery companies
  4.6% in therapeutic companies
  4.2% in Internet companies
  3.4% in semiconductor companies
  3.0% in diagnostic companies
  2.5% in media/content/info companies
  0.4% in surgical device companies
  0.1% in energy companies

Subsequent Events

In July 2009, the assets of Active Response Group, Inc. were purchased by Caivis, Inc. for approximately $1.25 million of cash and common stock. As a result of the transaction, Hercules will incur a realized loss of approximately $8.6 million on the Active Response Group, Inc. debt, equity and warrant investments in the third quarter of 2009.

In July 2009, Hercules received a commitment letter from Union Bank for a $20.0 million credit facility. The one year facility will bear interest at Libor + 2.25% with a floor of 4.0% with an advance rate of 50% against eligible loans. Availability under the facility is contingent upon conclusion of the bank’s satisfactory due diligence and the completion of the loan documentation.

In July 2009, select assets of SiCortex, Inc. were purchased by an undisclosed buyer for an undisclosed amount of cash and common stock, and the remaining assets are currently being evaluated by other potential acquirers. As a result of the transaction, Hercules anticipates it may incur a realized loss of approximately $5.0 million on the SiCortex, Inc. debt and warrant investments in the third quarter of 2009.

In July 2009, the SBA invited Hercules to present to their committee the qualifications of the Company in order to proceed with the application process to receive a second SBA license that would allow combined borrowings of up to a total $225 million. The Company anticipates meeting with the SBA late in the third quarter 2009 and commencing the licensing process.

In August 2009, Ancestry.com (formerly known as The Generations Network) announced that it has filed a registration statement with the U.S. Securities and Exchange Commission relating to a proposed initial public offering of shares of its common stock.

Conference Call

Hercules has scheduled its 2009 second quarter financial results conference call for August 6, 2009, at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 874-1563 or (719) 325-4765 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available through midnight on Thursday, August 13, 2009. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter the passcode 5841437.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2009	2008
Assets	(unaudited)
Investments:
Non-affiliate investments (cost of $486,652 and $583,592)	$451,257	$579,079
Affiliate investments (cost of $3,467 and $8,756)	1,133	2,222
Total investments, at value (cost of $490,119 and $592,348 respectively)	452,390	581,301

Deferred loan origination revenue	(4,274)	(6,871)
Cash and cash equivalents	37,367	17,242
Interest receivable	9,327	8,803
Other assets	7,085	8,197

Total assets	501,895	608,672

Liabilities
Accounts payable and accrued liabilities	6,645	9,432
Short-term credit facility	-	89,582
Long-term credit facility	417	-
Long-term SBA Debentures	130,600	127,200

Total liabilities	137,662	226,214

Net assets	$364,233	$382,458

Net assets consist of:
Common stock, par value	35	33
Capital in excess of par value	407,300	395,760
Unrealized appreciation (depreciation) on investments	(37,922)	(11,297)
Accumulated realized gains(losses) on investments	(1,426)	3,906
Distributions in excess of investment income	(3,754)	(5,944)

Total net assets	364,233	382,458

Shares of common stock outstanding ($0.001 par value, 60,000 authorized)	35,452	33,096

Net asset value per share	$10.27	$11.56

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Investment income:
Interest	$15,857	$16,081	$33,832	$30,320
Fees	3,623	2,941	6,098	4,302

Total investment income	19,480	19,022	39,930	34,622

Operating expenses:
Interest	2,106	2,914	5,265	4,765
Loan fees	329	564	1,274	946
General and administrative	1,880	2,211	3,351	3,385
Employee Compensation:
Compensation and benefits	2,828	2,854	5,712	5,653
Stock-based compensation	516	507	948	901
Total employee compensation	3,344	3,361	6,660	6,554

Total operating expenses	7,659	9,050	16,550	15,650

Net investment income	11,821	9,972	23,380	18,972

Net realized gain (loss) on investments	(4,186)	1,909	(5,332)	4,867
Net increase in unrealized depreciation on investments	(20,694)	(3,523)	(26,625)	(4,444)
Net realized and unrealized gain (loss)	(24,880)	(1,614)	(31,957)	423
Net increase (decrease) in net assets resulting from operations	$(13,059)	$8,358	$(8,577)	$19,395

Net investment income before investment gains and losses
per common share:
Basic	$0.34	$0.30	$0.69	$0.58
Diluted	$0.34	$0.30	$0.69	$0.58

Change in net assets per common share:
Basic	$(0.38)	$0.25	$(0.26)	$0.59
Diluted	$(0.38)	$0.25	$(0.26)	$0.59

Weighted average shares outstanding
Basic	34,632	32,832	33,702	32,731
Diluted	34,632	32,832	33,702	32,731

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650.289.3060 HT-HN
info@htgc.com
Sally Borg, 650.289.3066
sborg@htgc.com